Imperial Bank
--------------------------------------------------------------------------------
Special Markets Group, Southwest Regional Office
8911 Capitol of Texas Highway, Suite 3320 * Austin, Texas 78759 *
Tel: (512) 349-2333 Fax: (512) 349-2888



June 27, 1997



Mr. Michael Moore
C/O Diversified Corporate Resources, Inc.
12801 N. Central Expressway, Ste. 350
Dallas, Texas  75243

Dear Michael,

We are pleased to provide this commitment letter for the financing that Imperial Bank ("Bank") is willing to provide to USFG/DHRG LP No. 2, Inc. ("Borrower"). This commitment to lend is subject to execution of a definitive written agreement and documentation for the transaction described in this letter. The terms of the financing are as follows:

1.   CREDIT FACILITY
     ---------------

     $1,750,000 Bridge Loan to support working capital requirements to be repaid from the infusion of new equity at IPO.

2.   TERMS
     -----

     Interest payable monthly with all interest and Principal due at maturity.

3.   MATURITY
     --------

     364 days from date of executed documents.

4.   PRICING
     -------

     Interest:      8.0% fixed for the first 90 days.  10.0%  fixed for the next
                    90 days. 12.0% fixed for the next 90 days. Thereafter, 14% until maturity.

     Facility Fee:  $15,000.

     Warrant: As additional consideration, Lender will receive a Warrant to purchase 60,000 shares of the Borrower's DCRI stock (pre-split basis) or 120,000 shares on a post-split basis (split is 2:1 of original shares) at a price of $0.01/share. The Warrants will expire at the earlier of five years from the date of closing or the date of an initial public offering (they will be converted and liquidated at IPO). The Warrant will include Registration Rights and Anti-Dilution provisions.

5.   COLLATERAL
     ----------

     Blanket security interest perfected by a UCC-1 filing on all assets of Borrower with the Bank in first position. Additionally, Bank will hold 773,500 shares on a pre-split basis (or 1,547,000 on a post-split basis) of DCRI stock owned by Michael Moore as collateral.

6.   REPORTING REQUIREMENTS (as will be further detailed in loan documents)
     ----------------------

     1. Monthly financial statements within 25 days of month-end and annual statements within 45 days of FYE.


CORPDAL:92304.1  28722-00003
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


7.   FINANCIAL COVENANTS
     -------------------

     None

8.   OTHER COVENANTS
     ---------------

     1. Provide to Lender proof of general business and casualty insurance on all corporate assets with Lender as Loss Payee.
     2. Borrower to pay for costs incurred in the Bank perfecting its security interest and completing due diligence (i.e. UCC Search fees, filing fees, etc.). Fees to be capped at $10,000.
     3. Borrower to be limited as to dividends, indebtedness, liens, investments, and be subject to approval of material acquisitions (as will be further detailed in loan documentation).

9.   EXPIRATION
     ----------

     Unless Borrower accepts this commitment letter on or before July 1, 1997, this commitment letter will expire and be of no further effect.

10.  REQUIREMENTS PRIOR TO FUNDING
     -----------------------------

     1. Bank will require proof of dismissal of rescission claims by DPC releasing any claims and encumbrances on any DCRI Shares of stock.
     2. Bank will require in it's possession, stock certificates for 773,500 shares on a pre-split basis (or 1,547,000 on a post-split basis) of DCRI stock owned by Michael Moore.
     3. Borrower and Bank will work together on best efforts to close the transaction by Thursday, July 3, 1997.

This letter is provided solely for your information and is delivered to you with the understanding that neither it nor its substance shall be disclosed to any third person, except those who are in confidential relationship with you, or where the same is required by law.

If the terms set forth above are acceptable to you, please so indicate by signing and returning the original of this letter to us, along with the $15,000 in fees referred to above. Upon return of this letter and receipt of payment, the Bank will prepare drafts of definitive loan documents for your review. If you and the Bank do not enter into definitive loan documents, the Bank will refund to you the amount of the loan fee payment less the amount of the Bank's expenses for the foregoing.

It is intended that all legal rights and obligations of the Bank and you would be set forth in the signed definitive loan documents.

On behalf of the Senior Management of the Bank, we are delighted to propose making this credit facility available to USFG/DHRG LP No. 2 , Inc. and look forward to a long and mutually rewarding relationship. Please don't hesitate to call if you have any questions, we can be reached at (512) 349-2333.

Sincerely,


/s/ Tony Schell                            /s/ Mansoor A. Chori
-------------------------------            -------------------------------------
Tony Schell                                Mansoor A. Ghori
Assistant Vice President                   Senior Vice President & Manager
Special Markets Group                      Special Markets Group
Southwest Regional Office                  Southwest Regional Office


Accepted and agreed to:

USFG/DHRG LP No. 2, Inc.

By:
        ----------------------
Title:
        ----------------------
Date:
        ----------------------

CORPDAL:92304.1  28722-00003
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